Exhibit 99.1

SHELL AUGER AND LOCKPORT OPERATIONS

Financial Statements

Years Ended December 31, 2014 and 2013

Table of Contents

Page(s)

Financial Statements

Report of Independent Auditor	2

Combined Balance Sheets	3

Combined Statements of Operations	4

Combined Statements of Changes in Net Parent Investment	5

Combined Statements of Cash Flows	6

Notes to Combined Financial Statements	7-16

Independent Auditor’s Report

To the Board of Directors and Shareholders of Shell Pipeline Company LP:

We have audited the accompanying combined financial statements of Shell Auger and Lockport Operations, which comprise the combined balance sheets as of December 31, 2014 and December 31, 2013, and the related combined statements of operations, combined statements of changes in net parent investment and the combined statements of cash flows, for the years then ended.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Shell Auger and Lockport Operations’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Shell Auger and Lockport Operations’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Shell Auger and Lockport Operations as of December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 10, 2015

SHELL AUGER AND LOCKPORT OPERATIONS

COMBINED BALANCE SHEETS

	December 31,
	2014	2013
	(in millions of dollars)
ASSETS
Current assets
Accounts receivable - third parties, net	$2.0	$1.0
Accounts receivable - related parties	5.8	2.3
Allowance oil	0.7	0.9
Prepaid expenses	0.7	0.8

Total current assets	9.2	5.0
Property, plant and equipment, net	97.2	100.2

Total assets	$106.4	$105.2

LIABILITIES
Current liabilities
Accounts payable	$0.6	$0.4
Accounts payable, related party	0.4	—
Accrued and other current liabilities	1.1	0.9

Total current liabilities	2.1	1.3
Asset retirement obligations	1.3	1.2

Total liabilities	3.4	2.5

Commitments and Contingencies (Note 8)
NET PARENT INVESTMENT
Net parent investment	103.0	102.7

Total liabilities and equity	$106.4	$105.2

The accompanying notes are an integral part of the combined financial statements.

SHELL AUGER AND LOCKPORT OPERATIONS

COMBINED STATEMENTS OF OPERATIONS

	December 31,
	2014	2013
	(in millions of dollars)
Revenue
Third parties	$18.1	$19.4
Related parties	49.8	34.1

Total revenue	67.9	53.5
Costs and expenses
Operations and maintenance - third party	10.6	8.1
Operations and maintenance - related party	5.7	3.8
General and administrative - third party	0.2	0.2
General and administrative - related party	3.4	2.8
Depreciation and accretion	6.8	6.8
Property and other taxes	0.7	0.6

Total costs and expenses	27.4	22.3

Net income	$40.5	$31.2

The accompanying notes are an integral part of the combined financial statements.

SHELL AUGER AND LOCKPORT OPERATIONS

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

	December 31,
	2014	2013
	(in millions of dollars)
Net parent investment
Balance, beginning of year	$102.7	$116.7
Net income	40.5	31.2
Net distributions to Parent	(40.2)	(45.2)

Balance, end of year	$103.0	$102.7

The accompanying notes are an integral part of the combined financial statements.

SHELL AUGER AND LOCKPORT OPERATIONS

COMBINED STATEMENTS OF CASH FLOWS

	December 31,
	2014	2013
	(in millions of dollars)
Cash flows from operating activities
Net income	$40.5	$31.2
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and accretion	6.8	6.8
Allowance oil reduction to net realizable value	0.4	—
Changes in operating assets and liabilities
Accounts receivable	(4.5)	5.1
Allowance oil	(0.2)	5.0
Prepaid expenses	0.1	(0.5)
Accounts payable	0.6	—
Accrued and other current liabilities	0.2	(0.2)

Net cash provided by operating activities	43.9	47.4
Cash flows from investing activities
Capital expenditures	(3.7)	(2.2)

Net cash used in investing activities	(3.7)	(2.2)
Cash flows from financing activities
Net distributions to Parent	(40.2)	(45.2)

Net cash used in financing activities	(40.2)	(45.2)

Net change in cash and cash equivalents	—	—
Cash at beginning of the year	—	—

Cash at end of the year	$—	$—

The accompanying notes are an integral part of the combined financial statements.

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

Description of Business

Our business consists of the operations of a crude pipeline system (“Auger”), located in the Gulf Coast, and a crude tank storage and terminal system (“Lockport”) located southwest of Chicago. Both Auger and Lockport are owned by subsidiaries of Shell Oil Company. Auger is a 174-mile pipeline that transports medium sour crude (Bonito Sour), and Lockport consists of 16 crude storage tanks. Auger is connected to the Ship Shoal 22” sour crude pipeline to Gibson Terminal and the associated 20” pipeline to St. James Terminal. The Lockport facility receives Canadian crude from the Enbridge IPL 34” pipeline and serves as a distribution point for movements originating on the Mustang 18” and Westshore 12” pipeline systems. References to the “carve-out operations,” “we,” “our,” “us,” and similar expressions refer to Auger and Lockport. The term “our Parent” refers collectively to Shell Oil Company and Royal Dutch Shell plc (“RDS”).

We are engaged in the storage and transportation by pipeline of crude oil. As such, our common carrier tariffs are subject to regulation by the Federal Energy Regulatory Commission (“FERC”). We operated under FERC-approved tariffs, which establish rates, cost recovery mechanisms, terms and conditions of service to our customers. The fees or rates established under our tariffs are a function of our costs of providing service to our customers, including a reasonable return on our invested capital. Our revenues are primarily dependent upon the level of utilization of our pipeline system to transport crude oil. The title to the crude oil remains with the shipper during the transportation process and title does not transfer to us. Therefore, the shipper bears the commodity price risk related to the crude oil transported. We bear commodity price risk on our allowance oil. See discussion in Note 2 — Summary of Significant Accounting Policies for further details on our allowance oil.

As of September 1, 2015 neither Auger nor Lockport are subject to FERC regulations under the Interstate Commerce Act (the “ICA”). See discussion in Note 9 — Subsequent Events for more information.

Shell Midstream Partners LP (the “Partnership”) intends to acquire the carve-out operations from our Parent in November 2015 (the “Acquisition”).

Basis of Presentation

These combined financial statements were prepared in connection with the Acquisition, and were derived from the financial statements and accounting records of our Parent. These statements reflect the combined historical results of operations, financial position and cash flows of the carve-out operations as if such business had been a separate entity for all periods presented. All intercompany transactions and accounts between us and our Parent have been reflected as Net parent investment in the accompanying combined balance sheets.

The accompanying combined statements of operations also includes expense allocations for certain functions historically performed by our Parent, including allocations of general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, insurance, and share-based compensation. The portion of expenses specifically identifiable to the carve-out operations is directly expensed to us, with the remainder allocated on the basis of fixed assets, headcount, or labor. Our management believes the assumptions underlying the accompanying combined financial statements, including the assumptions regarding allocation of expenses from the Parent, are reasonable. Nevertheless, the accompanying combined financial statements may not include all of the expenses that would have been incurred had we been a stand-alone company during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. All employees performing services on behalf of our operations are employees of Shell Pipeline Company, a subsidiary of our Parent. See details of related party transactions at Note 6 — Related Party Transactions.

We do not maintain separate bank accounts. The cash generated and used by our operations is deposited to our Parent’s centralized account which is comingled with the cash of other pipeline entities controlled by our Parent. Our Parent funds our operating and investing activities as needed. Accordingly, we did not record any cash and cash equivalents held by our Parent on our behalf for any period presented. We reflected the cash generated by our operations and expenses paid by our Parent on behalf of our operations as a component of Net parent investment on the accompanying combined balance sheets, combined statements of changes in net parent investment, and Net distributions to Parent on the accompanying combined statements of cash flows.

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

2. Summary of Significant Accounting Policies

Principles of Combination

Our combined financial statements include the accounts of the carve-out operations. The assets and liabilities in the accompanying combined financial statements have been reflected on a historical basis. All significant intercompany accounts and transactions within the carve-out operations are eliminated upon combination.

Regulation

Certain business of the carve-out operations is subject to regulation by various authorities including, but not limited to FERC. Regulatory bodies exercise statutory authority over matters such as construction, rates and ratemaking and agreements with customers.

Net Parent Investment

In the accompanying combined balance sheets, Net parent investment represents our Parent’s historical investment in us, our accumulated net earnings, and the net effect of transactions with, and allocations from our Parent.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying combined financial statements and notes. Actual results could differ from those estimates.

Revenue Recognition

Our revenues are primarily generated from crude oil transportation and crude storage rental services. In general, we recognize revenue from customers when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured. We record revenue for crude oil transportation services over the period in which they are earned (i.e. either physical delivery of product has taken place or the services designated in the contract have been performed). We accrue revenue based on services rendered but not billed for that accounting month.

As a result of FERC regulations, revenues we collect may be subject to refund. We establish reserves for these potential refunds based on expected refund amounts on the specific facts and circumstances. We had no reserves for potential refunds as of December 31, 2014 and 2013.

Our long-term transportation agreements and tariffs for crude oil transportation include a product loss allowance (“PLA or Allowance Oil”). PLA is intended to assure proper measurement of the crude oil despite solids, water, evaporation and variable crude types that can cause mismeasurement. The PLA provides additional revenue for us if product losses on our pipelines are within the allowed levels, and we are required to compensate our customers for any product losses that exceed the allowed levels. We take title to any excess loss allowance when product losses are within an allowed level, and we convert that product to cash several times per year at prevailing market prices to a related party.

For the years ended December 31, 2014 and 2013, our transportation and allowance oil revenue from third parties was $9.7 million and $11.2 million, respectively; our transportation and allowance oil revenue from related parties was $44.1 million and $28.0 million, respectively; our storage services revenues from third parties were $8.4 million and $8.2 million, respectively; our storage services revenues from related parties was $5.7 million and $6.1 million, respectively.

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Property, Plant and Equipment

Our property, plant and equipment is recorded at its historical cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that placed the assets in service. This includes capitalization of asset retirement costs associated with provisions for asset retirement obligations Expenditures for major renewals and betterments are capitalized while those minor replacement, maintenance, and repairs which do not improve or extend asset life are expensed when incurred. For constructed assets, we capitalize all construction-related direct labor and material costs, as well as indirect construction costs.

We use the straight-line method to depreciate property, plant and equipment based on the estimated useful life of the asset. Capitalized asset retirement obligations are taken into account in determining depreciation provisions.

Impairment of Long-lived Assets

We evaluate long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in our management’s judgment, the carrying value of such assets may not be recoverable. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, we evaluate the recoverability of our carrying values based on the long-lived assets’ ability to generate future cash flows on an undiscounted basis. When an indicator of impairment has occurred, we compare our management’s estimate of forecasted discounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the assets are recoverable (i.e. the discounted future cash flows exceed the net carrying value of the assets). If the assets are not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount the carrying value exceeds the estimated fair value. We determined there were no asset impairments in 2014 or 2013.

Allowance Oil

A PLA factor per barrel of 0.1% is incorporated into applicable crude oil tariffs to cover evaporation and other loss in transit. Allowance oil represents the net difference between the tariff PLA volumes and the actual volumetric losses. Our allowance oil is valued at cost using the average market price of the relevant type of crude oil during the month product was transported.

For the twelve months ended December 31, 2014, we recorded an adjustment of $0.4 million to reflect Allowance oil at net realizable value. As of December 31, 2014 and 2013, net realizable value of Allowance oil on the balance sheet is $0.7 million and $0.9 million, respectively. Gains and losses from pipeline operations relating to allowance oil are recorded in Operations and maintenance in the accompanying combined statements of operations.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent valid claims against customers for products sold or services rendered, net of allowances for doubtful accounts. We assess the creditworthiness of our counterparties on an ongoing basis and require security, including prepayments and other forms of collateral, when appropriate. We establish provisions for losses on accounts receivable due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. Outstanding customer receivables are regularly reviewed for possible nonpayment indicators, and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at each balance sheet date. As of December 31, 2014 and 2013, our allowance for doubtful accounts was not material.

Income Taxes

For income tax purposes, we are not a standalone entity and are included as part of a disregarded entity. As such, we are not subject to either federal income taxes or generally to state income taxes. Taxes on our net income are generally borne by our ultimate owners through allocations of income. Therefore, we have excluded income taxes from the accompanying combined financial statements.

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Asset Retirement Obligations (“AROs”)

Asset retirement obligations represent legal and constructive obligations associated with the retirement of long-lived assets resulting from the acquisition, construction, development and/or normal use of the asset. We record liabilities for obligations related to the retirement and removal of long-lived assets used in our business at fair value on a discounted basis when they are incurred and can be reasonably estimated. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when settled at the time the asset is taken out of service.

Our AROs relate to a portion of a retirement obligation in an offshore platform. We own and operate a number of pipelines that connect to the platform and have entered into an agreement with platform owners for rights to use specific space on the platform for related facilities. We have determined that a significant portion of our assets have an indeterminate life, and as such, the fair values of those associated retirement obligations are not reasonably estimable. These assets include onshore and offshore pipelines, and storage facilities, whose retirement dates will depend mostly on the various supply sources that connect to our systems and the ongoing demand for usage in the markets we serve. We expect these supply sources and market demands to continue for the foreseeable future, therefore we are unable to estimate retirement dates that would result in asset retirement obligations.

AROs are adjusted each period for liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows.

Reconciliation of Changes in Asset Retirement Obligation Liabilities

	December 31,
	2014	2013
Balance at beginning of year	$1.2	$1.1
Accretion expense	0.1	0.1

Balance at end of year	$1.3	$1.2

Pensions and Other Postretirement Benefits

We do not have our own employees. Employees who work on our pipeline are employees of our Parent and we share employees with other Parent-controlled and non-controlled entities. For presentation of these accompanying combined financial statements, our portion of payroll costs and employee benefit plan costs have been allocated to us as a charge to us by Shell Oil Company. Shell Oil Company sponsors various employee pension and postretirement health and life insurance plans. For purposes of these accompanying combined financial statements, we are considered to be participating in multiemployer benefit plans of Shell Oil Company. We participate in the following defined benefits plans: Shell Oil Pension Plan, Alliance Pension Plan, Shell Oil Retiree Health Care Plan, and Pennzoil-Quaker State Retiree Medical & Life Insurance. As a participant in multiemployer benefit plans, we recognize as expense an allocation from Shell Oil Company, and we do not recognize any employee benefit plan assets or liabilities. See Note 6 — Related Party Transactions for total pension and benefit expenses under these plans.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. In general, we expense legal costs as incurred. When we identify specific litigation that is expected to continue for a significant period of time, is reasonably possible to occur and may require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for the lower end of the range. To the extent actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected.

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Environmental Matters

We are subject to federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their economic benefit. We expense costs such as permits, compliance with existing environmental regulations, remedial investigations, soil sampling, testing and monitoring costs to meet applicable environmental laws and regulations where prudently incurred or determined to be reasonably possible in the ordinary course of business. We are permitted to recover such expenditures through tariff rates charged to customers. We also expense costs relating to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable. We do not use regulatory accounting principles.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income statement in the period in which they are probable and reasonably estimable.

Other Contingencies

We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the lower end of the range is accrued.

Fair Value Estimates

We measure assets and liabilities requiring fair value presentation or disclosure using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:

Level 1: Quoted prices in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are directly or indirectly observable.

Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

We classify the fair value of an asset or liability based on the lowest level of input significant to its measurement. A fair value initially reported as Level 3 will be subsequently reported as Level 2 if the unobservable inputs become inconsequential to its measurement, or corroborating market data becomes available. Asset and liability fair values initially reported as Level 2 will be subsequently reported as Level 3 if corroborating market data becomes unavailable.

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to their short term nature.

Nonrecurring Fair Value Measurements — Fair value measurements are applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consist primarily of asset retirement obligations. Level 3 inputs are used in the calculation of these asset retirement obligations. Nonrecurring fair value measurements are also applied, when applicable, to determine the fair value of our long-lived assets.

Comprehensive Income

We have not reported comprehensive income due to the absence of items of other comprehensive income in the periods presented.

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. Recent Accounting Pronouncements

In April 2014, the FASB issued accounting standards updates to Topic 205, “Presentation of Financial Statements” and to Topic 360, “Property, Plant, and Equipment” to change the criteria for reporting discontinued operations. The amendments modify the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have or will have a major effect on an entity’s operations and financial results. These amendments require additional disclosures about discontinued operations and new disclosures for other disposals of individually material components of an organization that do not meet the definition of a discontinued operation. In addition, the guidance allows companies to have significant continuing involvement and continuing cash flows with the discontinued operation. These provisions are effective prospectively for annual reporting periods beginning on or after December 15, 2014, and interim periods within those annual periods, with early adoption permitted. The adoption of this guidance, effective January 1, 2015, will not affect our financial position or results of operations; however, it may result in changes to the manner in which future dispositions of operations or assets, if any, are presented in our combined financial statements, or it may require additional disclosures.

In May 2014, the FASB and the International Accounting Standards Board (“IASB”) issued a new accounting standard, Topic 606, “Revenue from Contracts with Customers,” to clarify the principles for recognizing revenue. The core principle of the new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The standard also requires improved interim and annual disclosures that enable the users of financial statements to better understand the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers.

In July 2015, the FASB affirmed its earlier proposal to defer the effective date of the new revenue standard topic 606, “Revenue from Contracts with Customers,” for all entities by one year, to annual reporting periods beginning after December 15, 2017. The FASB also decided to permit early adoption, but not before the original public entity effective date of December 15, 2016. We are currently evaluating the effect that adopting this new standard will have on our combined financial statements and related disclosures.

In August 2014, the FASB issued accounting standards update, Subtopic 205-40, “Presentation of Financial Statements—Going Concern,” requiring management to evaluate whether events or conditions could impact an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued) and to provide disclosures if necessary. Disclosures will be required if conditions give rise to substantial doubt and the type of disclosure will be determined based on whether management’s plans will be able to alleviate the substantial doubt. The accounting standards update will be effective for the first annual period ending after December 15, 2016, and for annual periods and interim periods thereafter with early application permitted. The adoption of this guidance will not affect our financial position or results of operations.

In November 2014, the FASB issued ASU 2014-17 that gives acquired entities that are businesses or nonprofit activities the option to apply pushdown accounting in their separate financial statements when an acquirer obtains control of them. The adoption of this guidance, effective November 18, 2014, will not affect our financial position or results of operations.

In January 2015, the FASB issued accounting standards update, Subtopic 225-20, “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items,” The adoption of this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. The adoption of this guidance will not affect our financial position or results of operations.

In February 2015, the FASB issued accounting standards updates to topic 810, “Consolidation” to change the criteria for reporting entities that are required to evaluate whether they should consolidate certain legal entities. The amendments require additional testing to determine if a legal entity qualifies as a Variable Interest Entity and whether the entity should be combined. These provisions are effective prospectively for annual reporting periods beginning on or after December 15, 2015, and interim periods within those annual periods, with early adoption permitted. The adoption of this guidance will not affect our financial position or results of operations.

In April 2015, the FASB issued ASU 2015-06, Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions (a Consensus of the FASB Emerging Issues Task Force), which requires a master limited partnership (MLP) to allocate earnings (losses) of a transferred business entirely to the general partner when computing earnings per unit (EPU) for periods before the dropdown transaction occurred. The EPU that the limited partners previously reported would not change as a result of the

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

dropdown transaction. The ASU also requires an MLP to disclose the effects of the dropdown transaction on EPU for the periods before and after the dropdown transaction occurred. ASU 2015-06 is effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period, and is to be applied retrospectively. The adoption of this guidance will not affect our financial position or results of operations.

In July 2015, the FASB issued accounting standards updates to topic 330, “Simplifying the Measurement of Inventory,” by replacing today’s lower of cost or market test with a lower of cost and net realizable value test. The adoption of this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. We are currently evaluating the effect that adopting this new standard will have on our combined financial statements and related disclosures.

4. Property, Plant and Equipment

Property, plant and equipment consist of the following as of December 31 (in millions of dollars):

		December 31,
	Depreciable Life	2014	2013
Building and improvements	10 - 40 years	$8.9	$8.9
Pipeline and equipment	10 - 30 years	157.1	156.6
Other	5 - 25 years	0.1	0.1

		166.1	165.6
Less: Accumulated depreciation		(76.6)	(69.8)

		89.5	95.8
Construction in progress		7.7	4.4

Property, plant and equipment, net		$97.2	$100.2

Depreciation expense on property, plant and equipment of $6.8 million is included in Costs and expenses in the accompanying combined statements of operations for the years ended December 31, 2014 and 2013.

5. Other Current Liabilities

Other current liabilities consist of the following as of December 31 (in millions of dollars):

	December 31,
	2014	2013
Property taxes	$0.4	$0.4
Other accrued liabilities	0.7	0.5

Other current liabilities	$1.1	$0.9

6. Related Party Transactions

Related party transactions included transactions with our Parent and our Parent’s affiliates, including those entities in which our Parent has an ownership interest, but does not have control.

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Cash Management Program

We participate in the Parent’s centralized cash management and funding system. Our working capital and capital expenditure requirements have historically been part of the corporate-wide cash management program for the Parent. As part of this program, the Parent maintains all cash generated by our operations and cash required to meet our operating and investing needs is provided by the Parent as necessary. Net cash generated by or used by our operations is reflected as a component of Net parent investment on the accompanying combined balance sheets and as Net distributions to Parent on the accompanying combined statements of cash flows.

All significant intercompany transactions between us and our Parent have been included in these accompanying combined financial statements and are considered to be effectively settled for cash in the accompanying combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions represents capital contributions from or distributions to the Parent and therefore is reflected in the accompanying combined statements of cash flows as a financing activity, in the accompanying combined statements of change in net parent investment as Net distributions to Parent and in the accompanying combined balance sheets as Net parent investment.

Other Related Party Balances

We had accounts receivable with related parties other than our Parent arising in the ordinary course of business of approximately $5.8 million and $2.3 million as of December 31, 2014 and 2013, respectively.

Other related party balances consist of the following:

	December 31
	2014	2013
Accounts payable	0.4	—

Related Party Revenues and Expenses

We provide crude oil transportation and storage services to related parties under long-term contracts. We entered into these contracts in the normal course of our business and the services are based on the same terms as third parties.

Historically, our Parent and its related parties performed certain services which directly and indirectly supported our operations. Personnel and operating costs incurred by our Parent on our behalf were charged to us and are included in either general and administrative expenses or operations and maintenance expenses, depending on the nature of the employee’s role in our operations in the accompanying combined statement of operations. Our Parent also performs certain general corporate functions for us related to finance, legal, information technology, human resources, communications, ethics and compliance, and other shared services. During 2014 and 2013, we were allocated $3.1 million and $2.7 million, respectively, of indirect general corporate expenses incurred by our Parent, which are included within general and administrative expenses in the accompanying combined statements of operations. These allocated corporate costs relate primarily to the wages and benefits of our Parent and employees that support our operations.

We are covered by the insurance policies of our Parent. As of December 31, 2014 and 2013, our allocated prepaid insurance balance was $0.7 million and $0.8 million, respectively. Our insurance expense was $1.5 million and $1.0 million for the years ended December 31, 2014 and 2013, respectively, which was included within operations and maintenance expenses in the accompanying combined statements of operations.

During the years 2014 and 2013, we leased a crude pipeline from Shell Offshore Inc. (“Offshore”). Lease expense associated with this pipeline for the years ended December 31, 2014 and 2013 was $0.1 million. On August 31, 2015, this lease with Offshore was cancelled and the crude oil pipeline was transferred to Auger. The asset transfer was considered a transaction with under common control wherein the asset was recorded at the carrying value of $0.4 million recorded by Offshore as of the transfer date, and no gain or loss was recorded.

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Pension and retirement savings plans

Employees who directly or indirectly support our operations participate in the pension, postretirement health and life insurance, and defined contribution benefit plans sponsored by our Parent, which includes other Parent subsidiaries. Our share of pension and postretirement health and life insurance costs for 2014 and 2013 was $0.7 million and $0.9 million respectively. Our share of defined contribution plan costs for 2014 and 2013 was $0.3 million. Pension and defined contribution benefit plan expenses are included in either general and administrative expenses or operations and maintenance expenses in the accompanying combined statements of operations, depending on the nature of the employee’s role in our operations.

Share-based compensation

Our Parent’s incentive compensation programs primarily consist of share awards, restricted share awards or cash awards (any of which may be a performance award). The Performance Share Plan (PSP) was introduced in 2005 by our Parent. Conditional awards of RDS shares are made under the terms of the PSP to approximately 15,000 employees each year. The extent to which the awards vest is determined over a three-year performance period. Half of the award is linked to the key performance indicators, averaged over the period. For the PSP awards made prior to 2010, the other half of the award was linked to the relative total shareholder return over the period compared with four main competitors of RDS. For awards made in 2010 and onwards, the other half of the award is linked to a comparison with four main competitors of RDS over the period on the basis of four relative performance measures. All shares that vest are increased by an amount equal to the notional dividends accrued on those shares during the period from the award date to the vesting date. None of the awards results in beneficial ownership until the shares are delivered.

Certain Parent employees supporting our operations, as well as other RDS operations, were historically granted these types of awards. These share-based compensation costs have been allocated to us as part of the cost allocations from our Parent. These costs totaled $0.1 million for 2014 and 2013. Share-based compensation expense is included in general and administrative expenses in the accompanying combined statements of operations.

7. Transactions with Major Customers and Concentration of Credit Risk

The following table shows revenues from third party customers that accounted for 10% or more of combined revenues for each of the two years ended December 31 (in millions of dollars):

	December 31
	2014	2013
Customer A	$6.3	$6.2

Our Parent and our Parent’s affiliates accounted for 73% and 64% of our total revenues for the years ended December 31, 2014 and 2013, respectively. The following table shows accounts receivable from third party customers that accounted for 10% or a greater share of combined accounts receivable, net for each of the two years ended December 31 (in millions of dollars):

	December 31
	2014	2013
Customer A	$0.5 0.4	$0.5 0.3
Customer B

SHELL AUGER AND LOCKPORT OPERATIONS

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

We have a concentration of revenues and trade receivables due from customers in the same industry, our Parent’s affiliates, integrated oil companies, and independent exploration, production and refining companies. These concentrations of customers may impact our overall exposure to credit risk as they may be similarly affected by changes in economic, regulatory and other factors. We are potentially exposed to concentration of credit risk primarily through our accounts receivable with our Parent. These receivables have payment terms of 30 days or less. Our Parent has an investment grade credit rating and no history of collectability issues. We manage our exposure to credit risk through credit analysis, credit limit approvals and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees. As of December 31, 2014 and 2013, there were no such arrangements.

8. Commitments and Contingencies

Legal Proceedings

Our Parent and certain affiliates are named defendants in lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we do not expect the ultimate resolution of these matters will have a material adverse effect on our financial position, operating results, or cash flows.

9. Subsequent Event(s)

Subsequent events were evaluated through March 11, 2015, the date on which the financial statements of our parent RDS were issued, for potential recognition, and through November 10, 2015 the date on which our financial statements were available to be issued for disclosure in the accompanying combined financial statements.

On August 26, 2015, Auger filed Cancelation Notices with respect to all of the FERC tariffs it had on file, based upon FERC’s position that the ICA does not apply to pipelines such as Auger that are located entirely on the offshore continental shelf. As of September 1, 2015 neither Auger nor Lockport are subject to FERC regulations under the ICA.

On October 1, 2015 SPLC contributed our assets, with the exception of working capital, to Pecten Midstream LLC (“Pecten”), a wholly owned subsidiary of SPLC.